Exhibit 99.1

Approved by the Board of Directors

on May 3, 2007

Performance Shares Plan Rules

Definitions

Beneficiaries : the employees and executive officers of Lafarge S.A. or its Subsidiaries who have been allocated Performance Shares by the Board of Directors;

Board of Directors : the board of directors of Lafarge S.A. ;

General Meeting : the general meeting of Lafarge S.A. shareholders;

Holding Period : a period following the Vesting Period of a duration to be determined by the Board of Directors on each allocation date, and during which the Performance Shares must be held by the Beneficiaries before becoming freely transferable;

Performance Shares : Lafarge S.A. ordinary shares (either existing or to be issued) with a nominal value of 4 Euros each;

Subsidiary : any entity in which Lafarge S.A. holds directly or indirectly at least 10% of the share capital or of the voting rights;

Vesting Period : a period of time to be determined by the Board of Directors on each allocation date, upon the expiry of which allotment of the Performance Shares becomes definitive.

Legal Framework

This plan is governed by French law and in particular by the provisions of articles L.225-197-1 to L 225-197-5 of the French Commercial Code.

The Performance Shares are allocated by the Board of Directors, upon proposal by the Remunerations Committee, pursuant to the authorisation given by the General Meeting.

The Board of Directors determines the date of each allocation, the terms and conditions applicable to the allocation, vesting and holding of the Performance Shares and designates those employees and executive officers of Lafarge S.A. and its Subsidiaries who are to become Beneficiaries.

The Performance Shares cannot be transferred during the Vesting Period nor, if the Board of Directors has fixed a Holding Period, during the Holding Period, subject to the terms and conditions set out below.

Vesting Period

The Beneficiary will not own the Performance Shares during the Vesting Period and will have no right as a shareholder with respect to any of the Performance Shares, including the right to receive dividends, throughout this period.

The Performance Shares will definitively be allotted to the Beneficiary upon expiry of the Vesting Period and will be owned by the Beneficiary, provided the Beneficiary has not lost his right to the Performance Shares during the Vesting Period.

In case of death, the heirs and assigns of the Beneficiary will be entitled to request immediate allotment of the Performance Shares within a period of six months following the Beneficiary’s death and the Performance Shares will become freely transferable and will not be subject to any holding obligation.

This is a free translation of the French Performance Shares Plan approved by the Board. In case of conflict, the provisions of the French Plan will prevail over this translation.

In case of disability – provided it corresponds to the second or third category of disability as provided by article L. 341-4 of the French Social Security Code – the Beneficiary will become the definite owner of the Performance Shares without having to wait for the expiry of the Vesting Period and the Performance Shares so acquired will become freely transferable and will not be subject to any holding obligation.

The Performance Shares will be allotted to the Beneficiary (or his/her heirs or assigns) and ownership in such shares will be transferred by registration of the Performance Shares in the name of the Beneficiary (or his/her heirs or assigns) by the bank maintaining the shareholder register of Lafarge S.A.

Loss of right to the Performance Shares during the Vesting Period

Upon termination of the Beneficiary’s employment or service as an employee, director or officer of Lafarge or a Subsidiary, whether as a result of a resignation, dismissal or redundancy, during the Vesting Period, the Beneficiary will lose any right to the Performance Shares which have not been definitively allotted, unless the Board of Directors decides otherwise.

In the event a Subsidiary ceases being a Subsidiary during the Vesting Period, the right to all Performance Shares allocated to Beneficiaries who are employees of the said Subsidiary and not which have not been definitively allotted will automatically lapse, unless the Board of Directors decides otherwise.

Beneficiaries (who are employees) going on voluntary retirement, early retirement or involuntary retirement during the Vesting Period will retain the right to their Performance Shares which have not been definitively allotted.

Holding Period

The Board of Directors may set a Holding period for the Performance Shares following the Vesting Period. During this Holding Period the Performance Shares may not be transferred.

Upon definitive allotment of the Performance Shares and throughout the Holding Period, the Beneficiary will become a shareholder and will have all the rights and privileges of a shareholder with respect to the Performance Shares as provided by law.

The Performance Shares will become freely transferable upon expiry of the Holding Period.

In case of disability during the Holding Period – provided it corresponds to the second or third category of disability as provided by article L. 341-4 of the French Social Security Code – the Performance Shares will immediately become freely transferable.

In case of death during the Holding Period, the heirs and assigns of the Beneficiary will be entitled to request immediate transfer of the Performance Shares within a period of six months following the Beneficiary’s death and the Performance Shares will immediately become freely transferable.

Upon the occurrence of any of the following events after the Vesting Period and before expiry of the Holding Period, the Beneficiary will retain all rights on the Performance Shares but will not be allowed to transfer the Performance Shares for the remaining term of the Holding Period :

•	termination of the Beneficiary’s employment or service as an employee or officer of Lafarge or a Subsidiary as a result of a resignation, dismissal or redundancy; or

•	in the event the Subsidiary, of which the Beneficiary is an employee or officer, ceases to be a Subsidiary, or

•	the Beneficiary (as an employee) goes on voluntary retirement or is placed on retirement or early retirement.

Transfer of Performance Shares

Performance Shares which have become freely transferable can be transferred at any time provided the Beneficiary complies with the applicable insider trading regulations and internal policies on insider trading.

May 3, 2007

This is a free translation of the French Performance Shares Plan approved by the Board. In case of conflict, the provisions of the French Plan will prevail over this translation.

As provided by law, the Performance Shares cannot be sold:

•	during the period of ten stock-exchange trading days that precede or follow the date on which the consolidated accounts of Lafarge SA are published; and

•

during the period between the date on which the Board of Directors or the General Meeting has knowledge of information which, were it to be published, could have a significant impact on the price of the company’s securities, and the date ten stock-exchange trading days after that on which such information is published.

The sale of Performance Shares must be requested by using the form «Sale Order of Free Shares».

Dividend rights

Performance Shares which have definitively been allotted between 1st January of a fiscal year and the date of payment of dividends relating to the previous fiscal year will carry dividend rights for dividends relating to such previous fiscal year.

Preserving the rights of Beneficiaries

If Lafarge SA carries out one of the financial operations provided by article L225-181 of the French Commercial Code during the Vesting Period, the Board of Directors may proceed with the adjustments necessary to protect the Beneficiaries’ interests in compliance with the provisions of article L228-99 of the French Commercial Code mutatis mutandis.

Special terms and conditions

The Chief Executive Officer can propose to the Board of Directors special allocation, vesting and holding conditions for the Performance Shares allotted to certain Beneficiaries.

May 3, 2007

This is a free translation of the French Performance Shares Plan approved by the Board. In case of conflict, the provisions of the French Plan will prevail over this translation.

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